Exhibit 99.1

NEWS RELEASE

Coeur Mining, Inc. Announces Cash Tender Offer
for its Outstanding 7.875% Senior Notes Due 2021

Chicago, Illinois – May 19, 2017 – Coeur Mining, Inc.  (NYSE: CDE) (the “Company”), a precious metals producer with gold and silver mines located in the Americas, today announced that it has commenced a cash tender offer (the “Tender Offer”) to purchase any and all of its 7.875% Senior Notes due 2021 (the “Notes”). There are $178.0 million aggregate principal amount of Notes outstanding. The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase dated May 19, 2017 (the “Offer to Purchase”).

The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on May 25, 2017, unless extended or earlier terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Time”). Tenders of the Notes must be properly made before the Expiration Time and may be withdrawn at any time before the Expiration Time. Holders of the Notes who validly tender (and do not validly withdraw) their Notes at or prior to the Expiration Time, or who deliver to the depositary and information agent a properly completed and duly executed Notice of Guaranteed Delivery in accordance with the instructions described in the Offer to Purchase, will receive in cash $1,043.88 per $1,000 principal amount of Notes validly tendered and accepted by the Company for purchase in the Tender Offer, plus accrued and unpaid interest to, but not including, the settlement date, which is expected to be May 31, 2017.

Tendered Notes may be withdrawn at any time prior to the Expiration Time. The Tender Offer is subject to the satisfaction or waiver of a number of conditions as set forth in the Offer to Purchase, including the receipt by the Company of proceeds from a proposed debt financing on terms reasonably satisfactory to the Company generating net proceeds, together with cash on hand, if needed, in an amount sufficient to effect the repurchase of all the Notes validly tendered and accepted for purchase pursuant to the Tender Offer. The Company may amend, extend or terminate the Tender Offer in its sole discretion and subject to applicable law.

The Company intends to deliver a notice of redemption in order to redeem any Notes outstanding following the consummation of the Tender Offer.

Goldman Sachs & Co. LLC is acting as the dealer manager for the Tender Offer. The information agent and tender agent is D.F. King & Co., Inc. Copies of the Offer to Purchase, the Notice of Guaranteed Delivery and related tender offering materials are available at www.dfking.com/cde or by contacting D.F. King & Co., Inc. at (866) 751-6309 (toll free) or (212) 269-5550 (collect) or by email at cde@dfking.com. Questions regarding the Tender Offer should be directed to Goldman Sachs & Co. LLC at (800) 828-3182.

None of the Company, the dealer manager, the information agent and tender agent, or the trustee for the Notes, or any of their respective affiliates, is making any recommendation as to whether holders of the Notes should tender any Notes in response to the Tender Offer. Holders of the Notes must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes to tender. This announcement is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. The Tender Offer is being made solely by means of the Offer to Purchase. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of the Company by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NEWS RELEASE

About Coeur Mining, Inc.
Coeur Mining, Inc. is a well-diversified, growing precious metals producer with five precious metals mines in the Americas employing approximately 2,000 people. Coeur produces from its wholly-owned operations: the Palmarejo silver-gold complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the San Bartolomé silver mine in Bolivia. The Company also has a non-operating interest in the Endeavor mine in Australia. In addition, the Company owns the La Preciosa project in Mexico, a silver-gold exploration stage project. Coeur conducts exploration activities in North and South America.

Note Regarding Forward-Looking Statements
The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s intentions, expectations or beliefs regarding the Tender Offer. The Company’s current expectations and beliefs are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance, however, that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, Illinois 60603
Attention: Courtney Lynn, Vice President, Investor Relations and Treasurer
Phone: (312) 489-5800